Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8, of our auditor’s report dated March 22, 2021 with respect to our audit of the consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows of Trulieve Cannabis Corp. and its subsidiaries for the year ended December 31, 2020, which is included in the annual report on Form 10-K of Trulieve Cannabis Corp. for the year ended December 31, 2020, as filed with the United States Securities and Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

June 27, 2023

Ottawa, Canada